                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)




                           ALPHA-BETA TECHNOLOGY INC.
                                (Name of Issuer)






                                  Common Stock
                         (Title of Class of Securities)






                                   02071K 10 5
                                 (CUSIP Number)







                              (Page 1 of 10 Pages)
                            (Exhibit Index on Page 8)
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CUSIP NO.  02071K 10 5


--------------------------------------------------------------------------------
1)    Name of Reporting Person         Deltec Asset Management Corporation
      S.S. or I.R.S. Identification
      No. of Above Person              I.R.S. No. 13-5133790
--------------------------------------------------------------------------------
2)    Check the Appropriate Box    (a)
      if a Member of a Group       (b)  x
      (See Instructions)
--------------------------------------------------------------------------------
3)    SEC Use Only
--------------------------------------------------------------------------------
4)    Citizenship or Place of
      Organization                                State of New York
--------------------------------------------------------------------------------
Number of         (5)Sole Voting Power                 Not Applicable
Shares Bene-      --------------------------------------------------------------
  ficially        (6)Shared Voting
Owned by              Power                            Not Applicable
Each Report-      --------------------------------------------------------------
  ing Person      (7)Sole Dispositive
With                  Power                            Not Applicable
                  --------------------------------------------------------------
                  (8)Shared Dispositive
                      Power                            Not Applicable
--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially
   Owned by Each Reporting Person                      Not Applicable
--------------------------------------------------------------------------------
10)   Check if the Aggregate Amount
      in Row (9) Excludes Certain
      Shares (See Instructions)                             / /
--------------------------------------------------------------------------------
11)   Percent of Class Represented
      by Amount in Row (9)                                Not Applicable
--------------------------------------------------------------------------------

12)   Type of Reporting Person (See
      Instructions)                                       BD, IA, CO
--------------------------------------------------------------------------------



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



CUSIP NO.  02071K 10 5


--------------------------------------------------------------------------------
1)    Name of Reporting Person         Kikis Asset Management Corporation
      S.S. or I.R.S. Identification    (formerly Kikis Fusco Asset Management
                                       Corporation)
      No. of Above Person              I.R.S. No. 13-3739921
--------------------------------------------------------------------------------
2)    Check the Appropriate Box   (a)
      if a Member of a Group      (b) x
      (See Instructions)
--------------------------------------------------------------------------------
3)    SEC Use Only
--------------------------------------------------------------------------------
4)    Citizenship or Place of
      Organization                                State of New York
--------------------------------------------------------------------------------
Number of         (5)Sole Voting Power                 Not Applicable
Shares Bene-      --------------------------------------------------------------
  ficially        (6)Shared Voting
Owned by              Power                            Not Applicable
Each Report-      --------------------------------------------------------------
  ing Person      (7)Sole Dispositive
With                  Power                            Not Applicable
                  --------------------------------------------------------------
                  (8)Shared Dispositive
                      Power                            Not Applicable
--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially
   Owned by Each Reporting Person                      Not Applicable
--------------------------------------------------------------------------------
10)   Check if the Aggregate Amount
      in Row (9) Excludes Certain
      Shares (See Instructions)                             / /
--------------------------------------------------------------------------------
11)   Percent of Class Represented
      by Amount in Row (9)                                Not Applicable
--------------------------------------------------------------------------------
12)   Type of Reporting Person (See
      Instructions)                                       IA, CO
--------------------------------------------------------------------------------



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ITEM 1(a).  NAME OF ISSUER:

            Alpha-Beta Technology Inc. (the "Company")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            Three Biotech Park, One Innovation Drive, Worcester, Massachusetts 01605

ITEM 2(a).  NAME OF PERSON FILING:

            Deltec Asset Management Corporation ("DAMC")
            Kikis Asset Management Corporation (formerly Kikis Fusco Asset
                  Management Corporation) ("Kikis")

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            535 Madison Avenue, New York, New York 10022 (for both Reporting
                  Persons)

ITEM 2(c).  CITIZENSHIP:

            State of New York (for both Reporting Persons)

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(e).  CUSIP NUMBER:

            02071K 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

      (a)   /X/   Broker or Dealer registered under Section 15 of the Act (DAMC only),

      (b)   / /   Bank as defined in Section 3(a)(6) of the Act,

      (c)   / /   Insurance Company as defined in Section 3(a)(19) of the Act,

      (d)   / /   Investment Company registered under Section 8 of the
                  Investment Company Act,



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




      (e)   /X/   Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940,

      (f)  / /    Employee Benefit Plan, Pension Fund which is subject to
                  the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F),

      (g)   / /   Parent Holding Company, in accordance with Rule 13d-1(b)(ii)
                  (G)(see Item 7),

      (h)   / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.     OWNERSHIP:

            Not applicable.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            See Exhibit B.




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ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




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



                                   SIGNATURES

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement concerning the undersigned is true, complete and correct.

Dated:February 10, 1997

                             DELTEC ASSET MANAGEMENT
                               CORPORATION


                             By   /s/ STEPHEN ZUPPELLO
                               -------------------------------
                                Stephen Zuppello
                                Managing Director


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement concerning the undersigned is true, complete and correct.

Dated: February 10, 1997

                             KIKIS ASSET MANAGEMENT
                               CORPORATION


                             By   /s/ THOMAS P. KIKIS
                               -------------------------------
                                 Thomas P. Kikis
                                 Managing Director




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                                  EXHIBIT INDEX


                                                                                      Page
  A.   Joint Filing Agreement, dated as of February 10, 1997, between Deltec
       Asset Management Corporation and Kikis Asset Management
       Corporation(*)................................................                    9

  B.   Notification of Dissolution of a Group, dated as of February 10, 1997, between Deltec Asset Management Corporation and Kikis Asset
       Management Corporation(*).....................................                   10

-----------------------
*  Filed herewith.



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